Exhibit (i)
                                                         -----------




                        Pitney Bowes Credit Corporation

                Computation of Ratio of Earnings to Fixed Charges



(Dollars in thousands)

                                   Years Ended December 31

                        --------------------------------------------
                            1994     1993     1992     1991     1990
                        --------  -------  -------  -------  -------
Income before
  income taxes          $218,913 $189,960 $185,704 $148,746 $131,582
                         -------  -------  -------  -------  -------
Fixed charges:
  Interest on debt       151,239  137,372  146,594  167,236  164,699
  1/3 rental expense       1,463    1,575    1,491    1,389    1,321
                         -------  -------  -------  -------  -------

  Total fixed charges    152,702  138,947  148,085  168,625  166,020
                         -------  -------  -------  -------  -------

    Total               $371,615 $328,907 $333,789 $317,371 $297,602
                         =======  =======  =======  =======  =======

Ratio of earnings
  to fixed charges (1)     2.43X    2.37X    2.25X    1.88X    1.79X
                         =======  =======  =======  =======  =======



(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.